Exhibit 10.48

MANUFACTURING & DISTRIBUTION JOINT VENTURE AGREEMENT

This Manufacturing & Distribution Joint Venture Agreement (this “Agreement”) is made as of this ___ day of August, 2016 by and between Nanotech Materials LLC, a Florida limited liability company with its principal place of business located at 1043 North Lake Vista Circle, Davie, Florida 33329 (inclusive of all majority-owned subsidiaries, “NANOTECH”) and Findex.com, Inc., a Nevada Corporation with its principal place of business located at 1313 South Killian Drive, Lake Park, FL 33403 (inclusive of all majority-owned subsidiaries, “FIND”) (NANOTECH and FIND may be referred to hereinafter individually as a “Co-Venturer” or together as the “Co-Venturers”).

WHEREAS, NANOTECH is the exclusive holder of all Intellectual Property Rights attendant to and surrounding the worldwide commercial exploitation – including the production, distribution, marketing, and sale throughout the world – of a certain rubber-glass fusion coating technology/material to be used, among other purposes, as a slip-resistant, anti-corrosive protectant on a variety of metal and/or other surfaces in connection with a broad range of industrial and consumer product applications, all as more specifically identified and described on Schedule A annexed hereto and made a part hereof (the “Product”);

WHEREAS, NANOTECH is desirous of producing, marketing, distributing, and selling the Product, but, as of the date hereof, lacks certain of the required physical manufacturing/production capabilities and capacity, and related resources, as well as certain team depth and reach in terms of marketing, distribution and sales;

WHEREAS, FIND has certain manufacturing and production expertise, capabilities, and available capacity that could potentially be allocated, utilized and dedicated in part to the production of the Product, as well as certain distribution, marketing and sales expertise and resources that could be applied in connection with the distribution, marketing and sales of the Product worldwide;

WHEREAS, NANOTECH and FIND have arrived, through discourse to date, at certain terms and conditions upon which they desire to establish a contractual joint venture pursuant to which – as more specifically detailed hereinafter - NANOTECH shall contribute its proprietary and exclusive Intellectual Property Rights to the Product, as well as certain global distribution, marketing and sales services surrounding the Product, on the one hand, and FIND shall contribute its production resources and capacity, together with certain global distribution, marketing and sales services surrounding the Product, on the other; and

WHEREAS, capitalized terms used throughout this Agreement shall have the meanings assigned to them in Section 18.2 hereof or in the Section of this Agreement to which reference is made within Section 18.3 hereof;

NOW, THEREFORE, for and in consideration of the various covenants, acknowledgments, and agreements hereinafter set forth in this Agreement, the Co-Venturers hereby agree to be bound as follows:

1. Establishment, Purpose and Scope.

1.1 Generally. As of the execution hereof, the Co-Venturers hereby establish a manufacturing and distribution business joint venture (the “Joint Venture”), the purpose of which shall be to commercially exploit the Product to the fullest profit potential through a combination of manufacturing/production and global/worldwide distribution, marketing, and sales.

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1.2 Non-Limitation on Other Pursuits. It is understood and acknowledged by each of the Co-Venturers that the other Co-Venturer is and shall continue throughout the Term (as defined in Paragraph 2.2 immediately below) of the Joint Venture to be (i) actively involved in other business pursuits and activities that extend beyond those strictly of the Joint Venture, with no limitation imposed by virtue of either the establishment or existence of the Joint Venture on any such pursuits or activities, express or implied, and (ii) independent of the other Co-Venturer for all purposes other than the Joint Venture; provided, however, that each Co-Venturer shall exercise good faith and prudence to ensure that such other business pursuits and/or activities are not inconsistent with the achievement by the Joint Venture of its aforestated objectives, express or implied. It is further understood and acknowledged by each of the Co-Venturers that neither of them shall have any claim to, rights in or to, or obligations by virtue of this Agreement relating to, such independent business pursuits and/or activities of the other Co-Venturer or any income or profits derived therefrom.

2. Effective Date and Term.

2.1 Effective Date. This Agreement shall become effective on the date (the “Effective Date”) upon which this Agreement shall have been executed by each of the Co-Venturers, and the Joint Venture shall commence as of such date.

2.2 Term. Unless extended by mutual, written agreement of the Co-Venturers pursuant to Section 7(a)(xiv) hereof, this Agreement shall continue from the Effective date until the earlier to occur of one of the Terminating Events specifically set forth in Section 16.1 hereof (such period in totality, the “Term”).

3. Form of Joint Venture and Related Tax Matters. The Joint Venture shall be a contractual, non-equity based joint venture established pursuant to this Agreement, and not one formed through the establishment of any jointly owned and/or operated legal entity. Notwithstanding certain partnership-like attributes of the relationship established hereby, it is expressly understood, acknowledged, and agreed by the Co-Venturers that this Agreement shall not establish a partnership between them as such term is applied to characterize the relationship between or among parties specifically intending to form a legally recognized partnership, and nor shall it establish a limited liability company or similar entity. Accordingly, the Joint Venture shall not be responsible for filing, and shall not file, any joint, partnership, corporate or other federal or state tax returns on its own behalf separate from those filed by the Co-Venturers respectively, and shall not issue Schedule K-1’s or similar reports to the Co-Venturers relating to their interests in the Joint Venture.

4. Name and Address of the Joint Venture. For purposes of administrative-, accounting-, and operations-related reference, the Joint Venture shall be known internally as the “RGF Joint Venture”. The principal place of business of the Joint Venture shall be the address of FIND’s principal manufacturing facility, as it may be relocated from time to time, but which, as of the date hereof, is 1313 South Killian Drive, Lake Park, FL 33403.

5. Contributions of the Co-Venturers. The Co-Venturers shall be obligated to make the following contributions to the Joint Venture, which contributions shall be deemed to be both immediate (as of the date hereof) and ongoing throughout the Term of the Joint Venture, except as may otherwise be expressly provided hereinafter in this Section 5 of this Agreement:

(a) NANOTECH.

(i) An irrevocable, exclusive license for the Term of the Joint Venture, to use and incorporate into the Product, worldwide, all of the Intellectual Property Rights associated with the Product; and

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(ii) Its commercially reasonable best efforts throughout the Term in distributing, marketing and selling the Product worldwide.

(b) FIND.

(i) As and when reasonably required throughout the Term, and at Actual Cost charged to the account of the Joint Venture in [advance][arrears], all manufacturing/production and FOB shipping and logistics services relating to the Product worldwide, provided, however, that commercially reasonable accommodation is made from time to time as and when necessary to expand then-existing production, inventory, and shipping capacity to meet corresponding increases in demand for Product.

(ii) Its commercially reasonable best efforts throughout the Term in distributing, marketing and selling the Product worldwide; and

(iii) Sole and exclusive responsibility for all Joint Venture related (x) bookkeeping, record-keeping, and accounting, (y) the preparation and dissemination of all Quarterly Financial Reports and payments for corresponding quarterly Distributable Profits to the Co-Venturers, and (z) the administering of all responsibilities associated with the reporting and payment of sales Taxes due on Product sold by the Joint Venture.

6. Product Brand Name. Unless otherwise agreed to in writing by the Co-Venturers pursuant to Section 7(a)(vi) hereof, the Product shall be marketed globally throughout the Term of the Joint Venture under the brand name “Rubberized Glass Fusion Protectant” and/or “RGF Protectant.” As and when agreed to by the Co-Venturers, and based on the terms agreed to between them regarding attendant cost and/or the treatment thereof as one of the Marketing Co-Op Charges, the Joint Venture, through the joint initiatives of the Co-Venturers, shall as soon as practicable take all reasonably required steps to secure for the benefit of the Joint Venture appropriate Marks and URL domains based on such brand name.

7. Management and Governance of the Joint Venture. In general, the Joint Venture shall be managed through the mutual input and reasonable cooperation of the Co-Venturers, the representatives of which shall meet, either in person or telephonically, from time to time as reasonably required to manage the affairs of the Joint Venture. In respect of any unresolvable disagreement, the following rules of order shall be applied in relation to the corresponding actions:

(a) Actions Requiring Mutual Consent. The following actions on the part of or on behalf of the Joint Venture shall require the advance, written, mutual consent of the Co-Venturers:

(i) Any assignment of this Agreement by either Co-Venturer or any of the contribution obligations of either Co-Venturer hereunder;

(ii) The periodic allocation and pro-ration of FIND’s manufacturing/production operating overhead and depreciation on capital equipment for purposes of arriving at Actual Cost of Goods Sold under Section 11.1 hereof;

(iii) Any determinations to acquire raw materials for the production of Product, or to manufacture/produce Product inventory, in either case on a speculative basis (i.e. in the absence of confirmed purchase orders for corresponding Product);

(iv) Any determinations to develop and produce co-op marketing materials to be distributed in connection with Product promotion and sales, including both print and online (including Websites);

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(v) Approval of both the design and textual content of marketing materials to be distributed in connection with Product promotion and sales, including both print and online Web-based (and irrespective of whether constituting Marketing Co-Op Charges or not);

(vi) Any change of the brand name designated for the Product pursuant to Section 6 above;

(vii) The licensing or sub-licensing, or granting or conveying in any other form, to any Person of all or any part of the Intellectual Property upon which the unique value proposition of the Product is based and around which it is centered;

(viii) The divulgence to any Person(s) of all or any part of the trade secrets and/or know-how upon which the unique value proposition of the Product is based and around which it is centered;

(ix) The hiring of any employees by the Joint Venture;

(x) The entering into of any manufacturer’s representative agreements relating to the Product, including the percentage of the sales commission payable to the corresponding Authorized Manufacturer’s Representative pursuant thereto;

(xi) Any transactions by the Joint Venture outside the Ordinary Course of Business of the Joint Venture;

(xii) The management and/or settlement of any civil actions brought against the Joint Venture or the Co-Venturers jointly and/or severally arising out of claims associated with the Joint Venture or the Product;

(xiii) Any sale of the business of the Joint Venture to a third party, including a price acceptable to each of the Co-Venturers, and a definitive asset sale and purchase agreement;

(xiv) Any extension of the Term of this Agreement; and

(xv) Any voluntary termination/dissolution of the Joint Venture.

(b) Action Requiring Consent of FIND. The following actions on the part of or on behalf of the Joint Venture shall require the advance, written consent of FIND only:

(i) Any determination to extend open credit terms to a given customer, and, if so, the extent of any such credit, applying reasonable and customary credit standards in the coatings industry; and

(ii) Any capital investment on the part of FIND in property, plant and/or equipment for the benefit of the Joint Venture, whether financed or not.

8. Operations of the Joint Venture.

8.1 Employees and Consultants. Unless otherwise agreed in writing by each of the Co-Venturers, the Joint Venture shall neither hire nor maintain any employees, full or part-time, throughout the Term, and nor shall it retain the services of any independent consultants; provided, however, that the Joint Venture shall utilize the services of independent manufacturer’s representatives if, as, and when determined by the mutual written consent of the Co-Venturers (as provided in Section 7(a)(x) hereof) to assist and support the Joint Venture’s distribution and sales initiatives surrounding the Product.

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8.2 Product Sales.

8.2.1 Marketing and Distribution.

8.2.1.1 Generally. It shall be the domain of the Co-Venturers jointly, though not necessarily equally or even close to equally, to market, distribute and sell the Product, both directly and through the development of independent distribution and sales networks.

8.2.1.2 Marketing Materials / Expense Co-Op. The responsibility for the development and editing from time to time of all marketing materials relating to the Product, including the layout, design and textual content of both hard-copy printed and online Web-based materials, as well as accompanying supplemental data sheets, shall be reasonably shared by and between the Co-Venturers working in good faith given the stated objectives of the Joint Venture. Approval in final form of such materials by each of the Co-Venturers shall be required in each case before their dissemination shall be authorized or permitted (as specifically required pursuant to Section 7(a)(v) above). For purposes of the managing the shared responsibility in this regard, the Joint Venture shall establish and maintain an expense co-op through which charges to the account of the Joint Venture incurred in connection with the development and production of marketing materials relating to the Product, whether expensed or capitalized (in each such case, “Marketing Co-Op Charges”), shall be passed for purposes of arriving at Distributable Profits in accordance with Section 11.1 hereof.

8.2.1.3 Trade Show Exhibiting and Attendance. Any trade show exhibits and/or attendance by either of the Co-Venturers shall be at their respective discretion and at their sole expense; provided, however, that, in the event that each Co-Venturer intends to exhibit at the same show as the other (concurrently), the cost of exhibiting shall be borne equally by them as part of the Marketing Co-Op Charges, and they shall cooperate in an effort to provide a schedule for manning the Product booth that is reasonably fair and sensible.

8.2.1.4 Advertising. Either Co-Venturer may, at its own expense, place advertisements in trade and related publications of their exclusive choosing, and setting forth their own respective contact information in the body thereof; provided, however, that the layout, design and textual content of any such advertisement(s) shall be approved in writing in advance by the other Co-Venturer, such approval not to be unreasonably withheld.

8.2.1.5 Sales Commissions and Manufacturer’s Representatives. Sales commissions of up to five percent (5%) shall be deemed authorized in advance to each of the Co-Venturers as payable to third party manufacturer’s representatives by the Joint Venture; provided, however, that (i) any such third party manufacturer’s representative shall have theretofore entered into a written manufacturer’s representative agreement with FIND, as authorized agent for the Joint Venture, such agreement to be in the form to be agreed to by both FIND and NANOTECH (in each case, an “Authorized Manufacturer’s Representative”), (ii) any obligation on the part of the Joint Venture to honor a sales commission of any amount shall only accrue upon receipt on behalf of the Joint Venture of full payment from the corresponding customer, and (iii) no sales commissions shall be payable on any sales not initiated and/or consummated through the good faith, active involvement of an Authorized Manufacturer’s Representative, and no such sales commission or any part thereof may be paid (i.e. “kicked back”) to one of the Co-Venturers or any designee thereof.

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8.2.1.6 Sales Territories. Unless otherwise agreed in writing by the Co-Venturers, and reflected in the corresponding manufacturer’s representative agreement, no territorial exclusivity to sell the Product shall be granted to any manufacturer’s representative or other Person.

8.2.2 Product Purchase Orders, Quantities, Pricing and Payment Terms. Purchase orders for Product shall be obtained from prospective customers by manufacturer’s representatives or employees of a Co-Venturer based on suggested retail price (SRP) lists furnished from time to time by the Joint Venture to each of the Co-Venturers and to the then active manufacturer’s representatives, and any such purchase orders shall include the quantity of Product ordered (per gallon, per pale [5 gallons], per drum [55 gallons], or per [palette size] tote [275 gallons]), and the payment terms extended (open credit/Net 30 days, COD, or Cash in Advance) as per the determination of FIND pursuant to Section 7(b)(i) above.

8.3 Fulfillment and Shipment.

8.3.1 Production / Manufacturing.

8.3.1.1 Generally. All Product manufacturing/production shall be carried out on behalf of the Joint Venture by FIND at the production facilities it maintains from time to time throughout the Term. Such manufacturing/production shall include, at a minimum, raw materials procurement and storage, materials batch mixing on a just-in-time basis, and packing/preparation for shipment out to customers.

8.3.1.2 Use of Organized/Union Labor. It is acknowledged by the Co-Venturers that it is not anticipated by either of them that the Joint Venture, whether directly or vis-à-vis its manufacturing operations conducted through FIND, shall become subject to any labor union or collective bargaining agreements in the foreseeable future.

8.3.1.3 Quality Control. FIND shall use its commercially reasonable good faith efforts to cause the quality management system utilized in the production of Product to meet ISO [9001:2008] [9001:2015] standards as soon as practicable and to thereafter maintain such standards (or those that supersede them, if applicable) throughout the Term.

8.3.1.4 Regulatory Compliance. The Joint Venture, acting through FIND for purposes of manufacturing, shall use its commercially reasonable best efforts to cause the Joint Venture to be in compliance in all material respects with all applicable Environmental Permits and the Occupational Safety & Health Administration (OSHA) standards required in connection with its production facilities and operations utilized and relied upon by the Joint Venture.

8.3.2 Shipping. All Product for which purchase orders are accepted shall be shipped out [FOB warehouse] in appropriate packaging given their contents to the corresponding customers on behalf of the Joint Venture by FIND at the production facilities it maintains from time to time throughout the Term and utilizing the freight services of duly qualified and bonded third party carriers.

8.4 Asset-Based Financing / Lines of Credit. Any asset-based or other secured or unsecured commercial line of credit (whether term or revolving), or other Indebtedness, to be used for the benefit of the operations of the Joint Venture shall be obtained and maintained by and in the name of FIND, or, in FIND’s exclusive discretion, one of its corporate subsidiaries; provided, however, that FIND shall be under no obligation to either obtain, maintain, or replace any such line of credit or Indebtedness at any time throughout the Term, irrespective of applicable, available, or prevailing interest rates.

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9. Assets and Liabilities of the Joint Venture. For purposes of accounting and any potential liquidation of the Joint Venture, ownership of the assets and liabilities of the Joint Venture shall at all times be apportioned and retained by the Co-Venturers as follows:

Item	%’age Ownership/Responsibility
Assets
Current Assets
Cash – Working Capital	FIND 100%
Cash – Other	NANOTECH 50%/FIND 50%
Accounts Receivable	NANOTECH 50%/FIND 50% *
Physical Assets
Property, Plant & Equipment	FIND 100%
Inventory
Raw Materials	NANOTECH 50%/FIND 50% *
Work-In-Process	NANOTECH50%/FIND 50% *
Finished Product	NANOTECH 50%/FIND 50% *
Printed and Online Marketing Materials	NANOTECH 50%/FIND 50%
Intangible Assets, including IP	NANOTECH 50%/FIND 50%
Security Deposits	NANOTECH 100%
Legal Claims	NANOTECH 50%/FIND 50%

Liabilities
Accounts Payable	NANOTECH50%/FIND 50%
Long-Term Obligations	NANOTECH 50%/FIND 50%
Lines of Credit	[??]
Civil Judgments and Settlements	NANOTECH 50%/FIND 50%
Regulatory Penalties and Related	NANOTECH 50%/FIND 50%

* To be held in trust by FIND whenever on hand for the benefit of the Joint Venture.

10. Maintenance of Books and Records; Periodic Accounting/Reporting; Access To Information.

10.1 Maintenance of Books and Records. The Joint Venture shall at all times keep at its principal office true and correct books and accounts pertaining to all operations reflecting all receipts and expenditures of the business comprising the Joint Venture and all other data and information necessary and proper to keep the Co-Venturers informed of the financial condition of the business comprising the Joint Venture. FIND shall bear sole and exclusive responsibility for all of the foregoing.

10.2 Access to Books and Records. The Co-Venturers and their designated representatives shall be afforded full and complete access to the books and records of the Joint Venture during normal business hours and upon reasonable notice for the purpose of inspection, examination and copying or any other purpose including, without limitation, an audit of the financial records and operations of the Joint Venture.

10.3 Quarterly Accounting/Reporting. Within thirty (30) days of the end of each calendar quarter, the Joint Venture shall provide each of the Co-Venturers with a report (the “Quarterly Financial Report”) setting forth, in reasonable detail, the financial results for the then most-recently ended calendar quarter, which report shall include at a minimum gross sales revenues, Distributable Profits, and the corresponding distributions payable to the Co-Venturers therefrom.

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11. Calculation, Division and Distribution of Joint Venture Profits.

11.1 Calculation. Distributable profits (“Distributable Profits”) of the Joint Venture shall be computed for each calendar quarter and at the end of each such quarter through application of the following formula, calculated on a cash basis, where actual cost of goods sold is equal to all costs of raw materials as well as appropriately allocated and pro-rated manufacturing/production operating overhead and depreciation on capital equipment (“Actual Cost of Goods Sold”):

Gross sales revenues, including sales Taxes

Less (–) Sum of:

+ Actual Cost of Goods Sold

+ Cost of product liability insurance

+ Marketing Co-Op Charges (preceding quarter)

+ Sales commissions paid on gross sales revenues

+ Sales Taxes payable on gross sales revenues

_________________________________________________________

=       Distributable Profits

11.2 Division. Distributable Profits of the Joint Venture, once arrived at, shall be allocated and divided between the Co-Venturers on a 50/50 basis.

11.3 Distribution. Checks reflecting Distributable Profits to which Co-Venturers are entitled shall be delivered to each of the Co-Venturers promptly following the close of each calendar quarter, together with the corresponding Quarterly Financial Report.

12. Representations and Warranties.

12.1 NANOTECH. As of the date of this Agreement, NANOTECH hereby represents and warrants to FIND as follows:

(a) NANOTECH has all necessary power and authority as a limited liability company to execute and deliver this Agreement, and to perform its obligations in connection with the Joint Venture. The execution and delivery of this Agreement has been duly and validly authorized by all necessary action and no other proceedings on the part of NANOTECH are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by NANOTECH, and, assuming the due authorization, execution and delivery of this Agreement by FIND, constitutes a legal, valid and binding obligation of NANOTECH, enforceable against NANOTECH in accordance with its terms.

(b) To the best of NANOTECH’s Knowledge, the execution and delivery by NANOTECH of this Agreement does not, and the performance by it of its obligations under this Agreement do not and will not conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to it or any agreement to which it is a party or by which any of its assets and properties is bound, or result in or give to any Person any additional rights or entitlement to increased, additional, accelerated, or guaranteed payments under, or result in the creation or imposition of any Lien upon it or any of its assets and properties.

(c) To the best of NANOTECH’s Knowledge, there are no Proceedings pending or threatened against, relating to, or affecting either it or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, limiting, enjoining or otherwise inhibiting the license of the Intellectual Property upon which the unique value proposition of the Product is based and around which it is centered.

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(d) The Product, when produced based on the Intellectual Property contributed to the Joint Venture by NANOTECH, provides an effective, and if produced and used properly, safe, slip-resistant, protective and anti-corrosive coating for a variety of metal and/or other surfaces in connection with a broad range of industrial and consumer product applications.

(e) The Intellectual Property upon which the Product is based and around which it is centered became known to NANOTECH strictly through NANOTECH’s own initiatives and discovery, and NANOTECH is the sole and exclusive possessor and owner of the entire right, interest and title to all of the Intellectual Property upon which the unique value proposition of the Product is based and that is applied and relied upon for the manufacture and sale of all Products by the Joint Venture as contemplated under this Agreement free and clear of any Liens. All current and former employees, consultants and contractors of NANOTECH and/or any of its affiliates have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for NANOTECH, and no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Intellectual Property around which the Product is centered.

12.2 FIND. As of the date of this Agreement, FIND hereby represents and warrants to NANOTECH as follows:

(a) FIND has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations in connection with the Joint Venture. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of FIND are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by FIND, and, assuming the due authorization, execution and delivery of this Agreement by NANOTECH, constitutes a legal, valid and binding obligation of FIND, enforceable against FIND in accordance with its terms.

(b) To the best of FIND’s Knowledge, the execution and delivery by it of this Agreement does not, and the performance by it of its obligations under this Agreement do not and will not conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to it or any agreement to which it is a party or by which any of its assets and properties is bound, or result in or give to any Person any additional rights or entitlement to increased, additional, accelerated, or guaranteed payments under, or result in the creation or imposition of any Lien upon it or any of its assets and properties.

(c) Except as otherwise may have been previously disclosed to NANOTECH, all buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by FIND in connection with its production facilities and operations are structurally sound, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and Ordinary Course of Business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

(d) FIND is not a party or subject to any labor union or collective bargaining agreement, and it is not anticipated by the management of FIND that FIND shall become a party or subject to any such agreement in the foreseeable future, including in connection with the Joint Venture. There have not been since FIND began operations in the coatings business d/b/a EcoSmart Surface & Coatings, and there are not now, any pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of FIND. There is no unfair labor practice, charge or complaint pending, unresolved or, to FIND’s Knowledge, threatened before the National Labor Relations Board (NLRB), and no event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

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13. Covenants.

13.1 NANOTECH.

13.1.1 Affirmative. From and after the Effective Date, NANOTECH agrees that, throughout the Term, NANOTECH shall:

(a) Apply its commercially reasonable best efforts to distribute, market and sell the Product worldwide;

(b) Immediately license to the Joint Venture for the Term without entitlement to any further consideration any and all Intellectual Property Rights logically or sensibly related to, attendant to, or arising out of the those Intellectual Property Rights upon which the unique value proposition of the Product is based and around which it is centered and existing as of the date hereof, and promptly take any and all required administrative or other steps to formalize any such Intellectual Property Right licenses as may be requested by FIND from time to time for and on behalf of the Joint Venture;

(c) Promptly present and make available to the Joint Venture any and all prospective business or product opportunities of which NANOTECH is made aware and which are related to the manufacture, distribution and sale of the Product;

(d) Promptly provide to FIND, as may be requested by FIND from time to time, any all information reasonably required by FIND to be disclosed in its public securities filings pursuant to it under either the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, in each case as amended to date; and

(e) Promptly indemnify FIND from and against any and all Liabilities or Damages, including legal fees, actually incurred arising out of any finding by a Governmental Authority that the use by the Joint Venture of the information purported to constitute trade secrets or know-how around which the Product is centered, and otherwise assumed incorrectly for purposes of this Agreement to constitute Proprietary Information, in fact constitutes an infringement of the Intellectual Property Rights of a third Person.

13.1.2 Negative. From and after the Effective Date, NANOTECH agrees that, throughout the Term, NANOTECH shall not:

(a) Disclose or divulge verbally or in writing to any Person(s), including any Authorized Manufacturer’s Representatives, all or any part of the trade secrets and/or know-how upon which the unique value proposition of the Product is based, and shall treat all such Proprietary Information as strictly confidential;

(b) Grant a license, assign, or otherwise convey to any Person any of the Proprietary Information constituting trade secrets or know-how upon which the unique value proposition of the Product is based and around which it is centered;

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(c) Take any steps in the pursuit of engaging, or actually engage, directly or indirectly, in any business or venture that is or may reasonably be deemed to be competitive with the business of the Joint Venture, in any case without the prior, express, written consent of FIND;

(d) Take any steps in the pursuit of soliciting or hiring, or actually soliciting or hiring, directly or indirectly, any then-current or former employees or consultants of FIND, or any then-current or former Authorized Manufacturer’s Representatives for purposes unrelated to the Joint Venture, in any case without the prior, express, written consent of FIND; or

(e) Request or accept from any Authorized Manufacturer’s Representative or other Person any re-directed proceeds of any sales commissions paid on behalf of the Joint Venture in connection with sales of Product.

13.2 FIND.

13.2.1 Affirmative. From and after the Effective Date, FIND agrees that, throughout the Term (and as to subparagraph (g) immediately below throughout the Term and for a period of five (5) years after the end of the Term), FIND shall:

(a) Apply its commercially reasonable best efforts to carry out all manufacturing/production and FOB shipping and logistics services reasonably required to meet productions demand; provided, however, that commercially reasonable accommodation is made from time to time as and when necessary to expand then-existing production, inventory, and shipping capacity to meet corresponding increases in demand for Product;

(b) Apply its commercially reasonable best efforts to distribute, market and sell the Product worldwide;

(c) Use its commercially reasonable good faith efforts to cause the quality management system utilized in the production of Product to meet ISO [9001:2008] [9001:2015] standards as soon as practicable and to thereafter maintain such standards (or those that supersede them, if applicable);

(d) Use its commercially reasonable best efforts to cause the Joint Venture to be in compliance in all material respects with all applicable Environmental Permits and Occupational Safety & Health Administration (OSHA) standards and other U.S. Department of Labor workplace-related requirements (including worker’s compensation insurance coverage) mandated in connection with its production facilities and operations utilized by the Joint Venture, and promptly indemnify NANOTECH from and against any and all Liabilities or Damages, including penalties and fines, actually incurred arising out of Environmental Action or any non-compliance under Environmental Laws;

(e) Responsibly and in good faith (x) maintain all Joint Venture related bookkeeping, record-keeping, and accounting, (y) prepare and disseminate all Quarterly Financial Reports and payments for corresponding quarterly Distributable Profits to the Co-Venturers, and (z) administer all responsibilities associated with the reporting and payment of sales Taxes due on Product sold by the Joint Venture as and when due;

(f) Promptly pay as and when due all sales Taxes due on Product sold by the Joint Venture or payroll Taxes, and promptly indemnify PIAZZA from and against any and all Liabilities or Damages, including penalties and fines, actually incurred arising out of any non-payment to a Taxing Authority of either sales Taxes due on Product sold by the Joint Venture or payroll Taxes;

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(g) FIND shall provide a warranty that the Products are free from defects in material and/or workmanship under normal use for a period of five (5) years from purchase by the end user, provided that the Product utilized has not been subjected to abnormal stresses.

and

(h) Promptly present and make available to the Joint Venture any and all prospective business or product opportunities of which FIND is made aware and which are logically or sensibly related to, complimentary to, attendant to, or arising out of the business of the Joint Venture, neither narrowly nor broadly defined;

13.1.2 Negative. From and after the Effective Date, FIND agrees that, throughout the Term (and as to subparagraph (a) immediately below throughout the Term and at all times after the end of the Term), FIND shall not:

(a) Disclose or divulge verbally or in writing to any Person(s), including any Authorized Manufacturer’s Representatives, all or any part of the trade secrets and/or know-how and Intellectual Property upon which the unique value proposition of the Product is based, and shall treat all such Proprietary Information as strictly confidential;

(b) Grant a license, assign, or otherwise convey to any Person any of the Proprietary Information constituting trade secrets or know-how upon which the unique value proposition of the Product is based and around which it is centered;

(c) Take any steps in the pursuit of engaging, or actually engage, directly or indirectly, in any business or venture that is or may reasonably be deemed to be competitive with the business of the Joint Venture, in any case without the prior, express, written consent of NANOTECH;

(d) Take any steps in the pursuit of soliciting or hiring, or actually solicit or hire, directly or indirectly, any then-current or former Authorized Manufacturer’s Representatives for purposes unrelated to the Joint Venture, in any case without the prior, express, written consent of NANOTECH; or

(e) Request or accept from any Authorized Manufacturer’s Representative or other Person any re-directed proceeds of any sales commissions paid on behalf of the Joint Venture in connection with sales of Product.

14. Agency Powers; Limitations on Authority to Bind the Joint Venture. Each of the Co-Venturers shall have the authority to commit and bind the Joint Venture strictly in relation to purchase orders accepted for Product, but only FIND shall have the authority to commit and bind the Joint Venture in relation to purchase orders placed for raw materials or related matters of procurement. Neither of the Co-Venturers shall have the authority, or represent themselves as having the authority, to bind the other Co-Venturer in relation to any matters outside of the scope of the objectives and business of the Joint Venture as set forth in Section 1 hereof.

15. Product Liability Insurance Coverage and Related Matters. FIND shall obtain a Product Liability insurance policy for the Product upon terms acceptable to NANOTECH, which policy shall cover FIND and NANOTECH and all others involved in the marketing and sale of the Product. The coverage must be acceptable to NANOTECH.

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16. Termination of the Joint Venture.

16.1 Generally. Except as otherwise expressly provided herein, this Agreement shall terminate and all rights and obligations hereunder shall cease, upon the first to occur of any of the following events (each, an “Event of Termination”):

(i) the date that is ten (10) years following the Effective Date (the “Initial Expiry Date”), unless, since the Effective Date, the Initial Expiry Date shall have been extended by mutual consent of the Co-Venturers pursuant to Section 7(a)(xiv) hereof;

(ii) the voluntary exit / unilateral withdrawal by one of the Co-Venturers;

(iii) the sale of the business of the Joint Venture by mutual consent of the Co-Venturers pursuant to Section 7(a)(xiii); or

(iv) the voluntary termination/liquidation of the Joint Venture by mutual consent of the Co-Venturers pursuant to Section 7(a)(xv) hereof.

16.2 Effect of Termination.

16.2.1 Expiration of the Term. In the event that the Term of this Agreement is not extended pursuant to mutual consent pursuant to Section 7(a)(xiv) hereof, then, and in such Event of Termination, the Joint Venture shall (i) terminate, effective immediately, as of 5:00 pm on the last day of the Term, and (ii) the business of the Joint Venture shall promptly be wound down pursuant to the provisions of Section 16.3 hereof; provided, however, that both of the Co-Venturers shall thereafter separately retain an irrevocable, exclusive (other than with respect to the other Co-Venturer) license in perpetuity to use and incorporate into the Product, worldwide, all of the Intellectual Property Rights associated with the Product.

16.2.2 Voluntary Exit / Unilateral Withdrawal By A Single Co-Venturer. In the event of a voluntary exit / unilateral withdrawal by one of the Co-Venturers prior to the Initial Expiry Date, or thereafter during any extension period of the Term, then, and in such Event of Termination, the Joint Venture shall (i) terminate, effective upon sixty (60) days written notice from the withdrawing Co-Venturer to the other Co-Venturer, and (ii) the business of the Joint Venture shall promptly be wound down pursuant to the provisions of Section 16.3 hereof; provided, however, that both of the Co-Venturers shall thereafter separately retain an irrevocable, exclusive (other than with respect to the other Co-Venturer) license in perpetuity to use and incorporate into the Product, worldwide, all of the Intellectual Property Rights associated with the Product.

16.2.3 Sale of Business of Joint Venture. In the event of any sale of the business of the Joint Venture pursuant to Section 7(a)(xiii) hereof, then, and in such Event of Termination, the Joint Venture shall (i) terminate, effective upon consummation of such sale pursuant to the subject asset sale and purchase agreement, and (ii) the business of the Joint Venture shall promptly be wound down pursuant to the provisions of Section 16.3 hereof.

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16.2.4 Voluntary Termination/Liquidation of the Joint Venture By Mutual Consent. In the event that there is a voluntary termination/liquidation of the Joint Venture by mutual consent pursuant to Section 7(a)(xv) hereof, then, and in such Event of Termination, the Joint Venture shall (i) terminate, effective immediately, as of a date and time agreed to between the Co-Venturers, and (ii) the business of the Joint Venture shall promptly be wound down pursuant to the provisions of Section 16.3 hereof; provided, however, that both of the Co-Venturers shall thereafter separately retain an irrevocable, exclusive (other than with respect to the other Co-Venturer) license in perpetuity to use and incorporate into the Product, worldwide, all of the Intellectual Property Rights associated with the Product.

16.3 Winding-Down. Upon the occurrence of an Event of Termination, the Joint Venture shall be liquidated and wound down as soon as practicable. In connection with the liquidation and winding-up of the Joint Venture, and with reference to the allocation of assets and liabilities set forth in Section 9 hereof, FIND shall proceed with the liquidation of all of the assets of the Joint Venture and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable Law:

(a) first, to pay (or to make provision for payment of) all expenses of the liquidation in satisfaction of all obligations of the Joint Venture for such expenses of liquidation;

(b) second, to pay (or to make provision for the payment of) any creditors of the Joint Venture (including any Co-Venturer who is then a creditor of the Joint Venture) in the order of priority provided by applicable Law or otherwise, in satisfaction of all debts, liabilities or obligations of the Joint Venture due such creditors;

(c) third, to the establishment of any reserve which FIND may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Joint Venture, including any Joint Venture reserves that may have already been set aside (such reserve to be paid over by FIND to an escrow agent acceptable to NANOTECH, and to thereafter to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Joint Venture [through FIND, acting on its behalf] in its discretion for distribution of the balance in the manner hereinafter provided in this Section 16.2); and

(d) fourth, after the payment (or the provision for payment) of all Indebtedness of the Joint Venture in accordance with each of the clauses above, to the Co-Venturers or their legal representatives in accordance with the positive balances in their respective capital accounts, after taking into account all adjustments to capital accounts for all periods, no later than the end of the fiscal year in which the Event of Termination occurs or, if later, within ninety (90) days after the date of the liquidation of the Joint Venture.

16.3 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Joint Venture and the discharge of liabilities to creditors, if any, so as to enable FIND to reasonably contain and minimize losses attendant upon liquidation.

16.4 Final Termination. Upon compliance with the foregoing distribution plan, the Joint Venture shall cease to be such. The provisions of this Agreement shall remain in full force and effect during the period of winding down. Obligations to keep Intellectual Property and related rights as a confidential and as a trade secret will remain in effect at all times during and after the Term of this Agreement.

17. Dispute Resolution.

17.1 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Florida (without giving effect to the principles of conflict of laws thereof).

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17.2 Deadlock. In the event that the Co-Venturers become unresolvably deadlocked on any issue or matter, the resolution of such issue or matter shall be determined by an independent third party designee jointly agreed to in writing between them (an “Independent Third Person”); provided, however, that, if the Co-Venturers are unable to agree as to the appointment of an Independent Third Person, each of them shall submit such issue or matter to arbitration in accordance with the Expedited Commercial Rules of the American Arbitration Association with an arbitrator (the “Arbitrator”) who is not in the business conducted by the Joint Venture. The Independent Third Person’s or Arbitrator’s, as applicable, resolution of such issue or matter, and such decision by the Independent Third person or Arbitrator, as applicable, shall be binding and non-appealable with respect to the Co-Venturers. Each Co-Venturer shall bear its own attorneys’ fees and costs relating to any dispute resolution described in this Section 17.2. All fees, costs and expenses associated with the Independent Third Party or the Arbitrator, as applicable, shall be shared equally between the Co-Venturers.

17.3 Equitable Relief. The Co-Venturers hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Co-Venturers shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

18. Miscellaneous.

18.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by FedEx, UPS, or USPS as established by the sender as per courier receipt; (c) on the date sent by email as a file attachment in .pdf format; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any such communications, to be valid, must be addressed as follows:

If to FIND:

Findex.com, Inc.

1313 South Killian Drive

Lake Park, FL 33403

Att: Michael Membrado

If to NANOTECH:

Nanotech Materials LLC

10431 North Lake Vista Circle

Davie, FL 33329

Att: Matthew R. Piazza

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

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18.2 Certain Definitions. For purposes of this Agreement, the following terms, in their capitalized forms, shall have the correspondingly ascribed meanings:

“Authorization” – any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Environment” – all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Action” – any Proceeding brought or threatened under any Environmental Law or otherwise asserting the incurrence of Environmental Liabilities.

“Environmental Laws” – any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Authority relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; RCRA; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, release of, or exposure to Hazardous Substances.

“Environmental Liabilities” – with respect to any Person, Liabilities arising out of (A) the ownership or operation of the business of such Person or any of its subsidiaries, or (B) the ownership, operation or condition of any real property currently or formerly owned, operated or leased by such Person or any of its subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

“Environmental Permit” – any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Authority under Environmental Law.

“Governmental Authority” – any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Substances” – all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

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“Indebtedness” – any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the Ordinary Course of Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Intellectual Property” – (i) Proprietary Information; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) software; and (v) Intellectual Property Rights, including all Patents, Copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, modifications, continuations, renewals, reissuances and extensions of the foregoing.

“Intellectual Property Rights” – all forms of legal rights and protections that may be obtained for, attach to, or pertain to, any Intellectual Property in any country of the world.

“Knowledge” – of a given Person (or any similar phrase), and with respect to any fact or matter, the actual knowledge of any individual, or in the case of any Person other than an individual, the actual knowledge of any one or more directors, executive officers, members, managers or employees of such Person (inclusive of its Subsidiaries) or such knowledge that any such individual, or any director, executive officer, member, manager or employee of a Person could be reasonably expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” – any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liability” or “Liabilities” – any liability, Indebtedness or obligation of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, including any liability for Taxes.

“Liens” – any liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership.

“Marks” – any trademarks, service marks and other proprietary indicia (whether or not registered).

“Order” – any award, injunction, judgment, decree, stay, order, ruling, subpoena or verdict, or other decision entered, issued or rendered by any Governmental Authority.

“Ordinary Course of Business” – the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” – an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, Governmental Authority, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), or any political subdivision, agency or instrumentality of a Governmental Authority, or any other entity or body.

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“Proceeding” or “Proceedings” – any legal or administrative actions, suits, claims, hearings, arbitrations, mediations, proceedings (public or private) or governmental investigations that have been brought by any governmental authority or any other Person.

“Proprietary Information” – collectively, and in relation to both existing and reasonably related and derivative future, inventions (whether or not patentable), trade secrets, methods, formulae, processes, technology, ideas, know-how, designs, tools, product road maps, technical data, databases, customer lists, and other proprietary information and materials.

“Tax” or “Taxes” – any means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales (including manufacturing, wholesale, and retail), use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, Environmental (including taxes under Code §59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” – any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” – any Governmental Authority having jurisdiction with respect to any Tax.

18.3 Index of Other Defined Terms. In addition to those terms defined above, the following terms, in their capitalized forms, shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section

“Actual Cost of Goods Sold”	11.1
“Agreement”	Preamble
“Arbitrator”	17.2
“Authorized Manufacturer’s Representative”	8.2.1.5
“Co-Venturer(s)’	Preamble
“Distributable Profits”	11.1
“Effective Date”	2.1
“Event of Termination”	16.1
“FIND”	Preamble
“Independent Third Person”	17.2
“Joint Venture”	1.1
“Marketing Co-Op Charges’	8.2.1.2
“NANOTECH”	Preamble
“Product”	Recitals 1
“Quarterly Financial Report”	10.3
“Term”	2.2

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18.4 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any of the masculine, the feminine or the neuter gender include all of the three (3) as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) Unless expressly stated to the contrary, a reference to either Co-Venturer to this Agreement or any other agreement or document shall include such Co-Venturer’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The Co-Venturers have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Co-Venturer by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18.5 Brokers or Finders. Neither Co-Venturer has any contractual obligations with any Person which has given rise, may give rise to or will give rise to any obligation or Liability upon consummation of this Agreement or any business conducted by the Joint Venture.

18.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the underlying agreements contained herein are not affected in any manner materially adverse to any Co-Venturer. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Co-Venturers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Co-Venturers as closely as possible in a mutually acceptable manner that preserves the underlying agreements as originally contemplated to the fullest extent possible.

18.7 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Co-Venturers hereto (whether by operation of Law or otherwise) without the prior written consent of the other Co-Venturers. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Co-Venturers hereto and their respective executors, heirs, personal representatives, successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Co-Venturers or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

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18.8 Counterparts. This Agreement may be executed and delivered (including by email file attachment in .pdf format) in separate counterparts by the Co-Venturers, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

18.9 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Co-Venturers with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Co-Venturers with respect thereto. It shall not be amended except by mutual agreement in writing by both of the Co-Venturers.

IN WITNESS WHEREOF, the Co-Venturers have executed this Agreement, or caused this Agreement to be executed by the respective officers thereunto duly authorized, in each case as of the date first written above.

FINDEX.COM, INC

By
Name:	Steven Malone
Title:	President & Chief Executive Officer

NANOTECH MATERIALS LLC

By
Name:	Matthew R. Piazza
Title:	Manager

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Schedule A

The “Product”

Rubber-glass fusion coating proprietary technology/material owned by Nanotech Materials LLC.

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